Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

STAFFING 360 SOLUTIONS, INC.

Staffing 360 Solutions, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1. The original Certificate of Incorporation of this Corporation was filed with the Secretary of State of Delaware on October 12, 2016.

2. The Amended and Restated Certificate of Incorporation of this Corporation was filed with the Secretary of State of Delaware on June 15, 2017 (the “Certificate of Incorporation”).

3. The Certificate of Incorporation was further amended by Certificates of Amendment of Amended and Restated Certificate of Incorporation of Staffing 360 Solutions, Inc., filed with the Secretary of State of Delaware on January 3, 2018, June 30, 2021, December 27, 2021, and June 23, 2022.

4. Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Certificate of Incorporation and declaring said amendment to be advisable and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation.

5. The Certificate of Incorporation is hereby amended by deleting in its entirety the first paragraph of Article FOURTH and replacing it with the following:

“FOURTH. Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 270,000,000 shares, consisting of: (x) 250,000,000 shares of common stock, par value $0.00001 per share (the “Common Stock”), and (y) 20,000,000 shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided.”

6. Pursuant to the resolution of the Board of Directors, a meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of each of the foregoing amendments.

7. Each of the foregoing amendments was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, Staffing 360 Solutions, Inc. has caused this Certificate to be executed by its duly authorized officer on this 28th day of December, 2023.

STAFFING 360 SOLUTIONS, INC.

By:	/s/ Brendan Flood
Brendan Flood
Chief Executive Officer and Chairman of the Board